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                                                                    EXHIBIT 99.2

                         CYMER ANNOUNCES REDUCTION IN WORKFORCE
                  EXPECTS CONTINUED INDUSTRY DOWNTURN TO IMPACT REVENUES


SAN DIEGO, Calif., September 11, 1998--Cymer, Inc. (Nasdaq NM: CYMI), announced today that it will reduce its global workforce by approximately 12 percent, as part of the Company's restructuring plan to address a forecasted reduction in business volume due to the continued downturn in the semiconductor industry. In addition, the Company currently expects total revenues for the third quarter to be approximately 10 to 15 percent lower than revenues reported for the second quarter. However, due to ongoing cost savings measures, it is currently anticipated that earnings for the third quarter will approximate current Wall Street expectations.

A total of 98 positions will be eliminated, the majority of which will be at the company's San Diego headquarters, resulting in a worldwide headcount of
713. Employees are being notified today. Additionally, senior executives' salaries will be reduced by 10 percent.

"We are currently in a highly volatile, rapidly changing market environment that continues to be affected by capacity issues in the semiconductor industry as well as the economic situations in Japan, Asia and the rest of the world," said Robert Akins, president and chief executive officer of Cymer. "Over the past several months, we have instituted a number of cost-reduction programs. However, in response to the prolonged downturn in the industry, it has become necessary to restructure for an even lower business volume in the near term. Our goal with this restructuring is to reduce our overhead structure and improve our efficiencies, while continuing to make sound investments in the resources that can provide for the long-term competitiveness and growth of Cymer."